EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Western Midstream Holdings, LLC (as general partner of Western Midstream Partners, LP) and Unitholders of Western Midstream Partners, LP:

We consent to the incorporation by reference in the registration statement (No. 333‑214447) on Form S-3, (No. 333‑231590) on Form S-3, (No. 333‑186306) on Form S-8 and (No. 333‑229976) on Form S-8 of Western Midstream Partners, LP of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Western Midstream Partners, LP and subsidiaries, as of December 31, 2019 and 2018, the related consolidated statements of operations, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Western Midstream Partners, LP.

/s/ KPMG LLP
Houston, Texas
February 27, 2020